Exhibit 15
August 4, 2005
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
RE: Tollgrade Communications, Inc.
1)	Form S-8 (Registration No. 333-4290, 333-65502, and 333-83007 and 333-95965) 1995 Long-Term Incentive Compensation Plan and Individual Stock Options Granted to Certain Directors and Employees Prior to the Adoption of the Plan

2)	Form S-8 (Registration No. 333-52907, 333-55470 and 333-96969) 1998 Employee Incentive Compensation Plan
Commissioners:
We are aware that our report dated August 4, 2005 on our review of interim financial information of Tollgrade Communications, Inc. for the six-month periods ended June 25, 2005 and June 26, 2004 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 25, 2005 is incorporated by reference in its Registration Statements referred to above.
Very truly yours,
PricewaterhouseCoopers LLP

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